Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Six Months Fiscal 2025 Results

Strong Independent Restaurant Case Volume, Net Sales and Cash Flow

Second-Quarter Fiscal 2025 Highlights

•
Total case volume increased 9.8%
•
Total Independent Foodservice case volume increased 19.8%
•
Organic Independent Foodservice case volume increased 5.0%
•
Net sales increased 9.4% to $15.6 billion
•
Gross profit improved 14.4% to $1.8 billion
•
Net income decreased 45.8% to $42.4 million
•
Adjusted EBITDA increased 22.5% to $423.0 million1
•
Diluted Earnings Per Share (“EPS”) decreased 46.0% to $0.27
•
Adjusted Diluted EPS increased 8.9% to $0.981

First-Six Months Fiscal 2025 Highlights

•
Total case volume increased 6.1%
•
Total Independent Foodservice case volume increased 13.5%
•
Organic Independent Foodservice case volume increased 4.6%
•
Net sales increased 6.2% to $31.1 billion
•
Gross profit improved 10.2% to $3.6 billion
•
Net income decreased 24.4% to $150.4 million
•
Adjusted EBITDA increased 14.5% to $834.9 million1
•
Diluted EPS decreased 24.4% to $0.96
•
Adjusted Diluted EPS increased 3.9% to $2.131
•
Operating Cash Flow of $379.0 million
•
Free cash flow of $175.1 million1

RICHMOND, Va. – February 5, 2025 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its second quarter and first six months fiscal 2025 business results.

“Our solid business performance continued through the fiscal second quarter, resulting in strong sales and Adjusted EBITDA growth, exceeding the upper end of our guidance on both measures,” said George Holm, PFG’s Chairman & Chief Executive Officer. “Our organic business, along with recent acquisitions, contributed significantly to our exceptional case growth in Foodservice. All three of

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

our business segments have maintained a solid foundation, consistently winning new business and driving growth opportunities. Our integration of José Santiago and Cheney Brothers has gone well, and we are excited about the value and expertise those two organizations bring to PFG. Overall, I am very pleased with our business which continues to successfully execute our strategy to maximize value for our shareholders.”

Second-Quarter Fiscal 2025 Financial Summary

Total case volume increased 9.8% for the second quarter of fiscal 2025 compared to the prior year period. Total organic case volume increased 2.1% for the second quarter of fiscal 2025 compared to the prior year period. Total organic case volume benefited from a 5.0% increase in organic independent cases, including growth in Performance Brands cases, and growth in cases sold to Foodservice’s Chain business. Total independent case volume increased 19.8%.

Net sales for the second quarter of fiscal 2025 grew 9.4% to $15.6 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, including the acquisition of Cheney Bros., Inc. (“Cheney Brothers”), an increase in cases sold including a favorable shift in mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.6%.

Gross profit for the second quarter of fiscal 2025 grew 14.4% to $1.8 billion compared to the prior year period. The gross profit increase was driven by recent acquisitions, cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 17.2% to $1.7 billion in the second quarter of fiscal 2025 compared to the prior year period. The increase in operating expenses was primarily driven by recent acquisitions, an increase in personnel expense primarily related to wages, commissions, and benefits, and an increase in professional fees primarily related to recent acquisitions, partially offset by a decrease in fuel expense primarily due to lower fuel prices in the second quarter of fiscal 2025 as compared to the prior year period. Depreciation and amortization increased $39.2 million in the second quarter of fiscal 2025 compared to the prior year period primarily as a result of recent acquisitions and an increase in transportation equipment under finance leases.

Net income for the second quarter of fiscal 2025 decreased $35.9 million year-over-year to $42.4 million. The decrease was primarily a result of a $38.8 million increase in interest expense and a $15.1 million decrease in operating profit, partially offset by a $19.1 million decrease in income tax expense. The effective tax rate in the second quarter of fiscal 2025 was approximately 25.2% compared to 29.9% in the second quarter of fiscal 2024. The effective tax rate for the second quarter of fiscal 2025 differed from the prior year period primarily due to an increase in deductible discrete items related to stock-based compensation, a decrease in state and foreign taxes, and an increase in federal credits, partially offset by an increase in non-deductible expenses.

For the quarter, Adjusted EBITDA rose 22.5% to $423.0 million compared to the prior year period.

Diluted EPS decreased 46.0% to $0.27 per share in the second quarter of fiscal 2025 compared to the prior year period. Adjusted Diluted EPS increased 8.9% to $0.98 per share in the second quarter of fiscal 2025 compared to the prior year period.

First-Six Months Fiscal 2025 Financial Summary

Total case volume increased 6.1% for the first six months of fiscal 2025 compared to the prior year period. Total organic case volume increased 1.6% for the first six months of fiscal 2025 compared to the prior year period. Total organic case volume benefited from a 4.6% increase in organic independent cases, growth in Performance Brands cases, and growth in cases sold to Foodservice’s Chain business. Total independent case volume increased 13.5%.

Net sales for the first six months of fiscal 2025 grew 6.2% to $31.1 billion compared to the prior year period. The increase in net sales was primarily attributable recent acquisitions, an increase in cases sold, including a favorable shift in mix of cases sold, and an increase in selling price per case as a result of inflation.

Gross profit for the first six months of fiscal 2025 grew 10.2% to $3.6 billion compared to the prior year period. The gross profit increase was primarily attributable to recent acquisitions, cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 12.1% to $3.2 billion in the first six months of fiscal 2025 compared to the prior year period. The increase in operating expenses was primarily due to recent acquisitions, increases in personnel expenses primarily related to wages, commissions, and benefits, professional fees related to recent acquisitions, insurance expense primarily related to workers’ compensation, and repairs and maintenance expense primarily related to transportation equipment. These increases were partially offset by a decrease in fuel expense primarily due to lower fuel prices for the first six months of fiscal 2025 as compared to the prior year period. Depreciation and amortization increased $62.8 million in the first six months of fiscal 2025 compared to the prior year period primarily as a result of recent acquisitions, an increase in transportation equipment under finance leases, and accelerated amortization of certain customer relationships and trade names.

Net income for the first six months of fiscal 2025 decreased $48.6 million year-over-year to $150.4 million. The decrease was primarily a result of a $49.5 million increase in interest expense and a $16.0 million decrease in operating profit, partially offset by a $22.8 million decrease in income tax expense. The effective tax rate in the first six months of fiscal 2025 was approximately 26.1% compared to 27.6% in the first six months of fiscal 2024. The effective tax rate for the first six months of fiscal 2025 differed from the prior year period primarily due to an increase in deductible discrete items related to stock-based compensation, a decrease in state and foreign taxes, and an increase in federal credits, partially offset by an increase in non-deductible expenses.

For the first six months of fiscal 2025, Adjusted EBITDA rose 14.5% to $834.9 million compared to the prior year period.

Diluted EPS decreased 24.4% to $0.96 per share in the first six months of fiscal 2025 compared to the prior year period. Adjusted Diluted EPS increased 3.9% to $2.13 per share in the first six months of fiscal 2025 compared to the prior year period.

Cash Flow and Capital Spending

In the first six months of 2025, PFG provided $379.0 million in cash flow from operating activities compared to $554.0 million in cash flow from operating activities in the prior year period. The decrease in cash flow provided by operating activities in the first six months of fiscal 2025 was largely driven by advanced purchases of cigarette and candy inventory to take advantage of preferred pricing.

In the first six months of fiscal 2025, PFG invested $203.9 million in capital expenditures, an increase of $56.8 million versus the prior year period. In the first six months of fiscal 2025, PFG delivered free cash flow of $175.1 million compared to free cash flow of $406.9 million in the prior year period.1

Share Repurchase Program

During the three months ended December 28, 2024, the Company repurchased and subsequently retired less than 0.1 million shares of common stock, for a total of $4.0 million or an average cost of $79.05 per share. During the six months ended December 28, 2024, the Company repurchased and subsequently retired 0.4 million shares of common stock, for a total of $33.6 million or an average cost of $75.19 per share. As of December 28, 2024, there remains approximately $177.0 million available for additional share repurchases under the Company’s $300 million share repurchase program authorized by the Board of Directors in November 2022.

Second-Quarter Fiscal 2025 Segment Results

Foodservice

Second-quarter fiscal 2025 net sales for Foodservice increased 18.2% to $8.4 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, an increase in selling price per case as a result of inflation, and case volume growth, including growth in our independent and Chain business. Total case growth for Foodservice was 15.0% in the second quarter of fiscal 2025 compared to the prior year period. Securing new and expanding business with independent customers resulted in total independent case growth of 19.8% for the second quarter of fiscal 2025 compared to the prior year period. Organic independent case growth was 5.0% in the second quarter of fiscal 2025 compared to the prior year period. For the second quarter of fiscal 2025, independent sales as a percentage of total Foodservice sales were 40.1%.

Second-quarter fiscal 2025 Adjusted EBITDA for Foodservice increased 29.4% to $289.9 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the second quarter of fiscal 2025 compared to the prior year period. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 22.8% driven by recent acquisitions, a favorable shift in the mix of cases sold, and growth in cases sold, including more Performance Brands products sold to our independent customers. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 20.8% primarily as a result of recent acquisitions and an increase in personnel expenses, partially offset by a decrease in fuel expense, compared to the prior year period.

Vistar

For the second quarter of fiscal 2025, net sales for Vistar increased 2.7% to $1.2 billion compared to the prior year period. This increase was primarily driven by case volume growth in the vending, office coffee service, theater, and corrections channels, as well as an increase in selling price per case due to a change in sales mix in the second quarter of fiscal 2025 compared to the prior year period.

Second-quarter fiscal 2025 Adjusted EBITDA for Vistar increased 0.3% to $93.9 million compared to the prior year period. This increase was a result of a 1.2% increase in gross profit, partially offset by a 2.0% increase in operating expenses. The increase in gross profit contributing to Vistar’s Adjusted EBITDA was primarily driven by inventory holding gains. Operating expenses impacting Vistar’s Adjusted EBITDA increased primarily due to an increase in personnel expenses in the second quarter of fiscal 2025 compared to the prior year period.

Convenience

Second-quarter fiscal 2025 net sales for Convenience increased 0.4% to $6.0 billion compared to the prior year period. The increase in net sales was driven primarily by an increase in selling price per case as a result of continued inflation and growth in cases sold for food and foodservice related products, partially offset by a decline in cigarette carton sales.

Second-quarter fiscal 2025 Adjusted EBITDA for Convenience increased 28.5% to $107.3 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 8.3% for the second quarter of fiscal 2025 compared to the prior year period primarily due to an increase in procurement efficiencies, inventory holding gains, and a favorable shift in mix of cases sold. Operating expenses impacting Convenience’s Adjusted EBITDA increased 2.7% in the second quarter of fiscal 2025 compared to the prior year period primarily as a result of an increase in personnel expenses, partially offset by a decrease in fuel expense primarily due to lower fuel prices compared to the prior year period.

Fiscal 2025 Outlook

For the third quarter of fiscal 2025, PFG expects net sales to be in a range of $15.2 billion to $15.6 billion. For the third quarter of fiscal 2025, PFG expects Adjusted EBITDA to be in a range of $390 million to $410 million.

For the full fiscal year 2025, PFG now expects net sales to be in a range of approximately $63 billion to $64 billion, an increase from the prior $62.5 billion to $63.5 billion range previously anticipated. For the full fiscal year 2025, PFG now expects Adjusted EBITDA to be in a $1.725 billion to $1.8 billion range as compared to the previously announced $1.7 billion to $1.8 billion range.

As previously disclosed, PFG’s outlook for fiscal year 2025 includes expected business results for Cheney Brothers as of the close of the transaction.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, February 5, 2025, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our more than 40,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024 filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•
economic factors, including inflation or other adverse changes such as a downturn in economic conditions or a public health crisis, negatively affecting consumer confidence and discretionary spending;
•
our reliance on third-party suppliers;
•
labor relations and cost risks and availability of qualified labor;
•
costs and risks associated with a potential cybersecurity incident or other technology disruption;
•
our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•
competition in our industry is intense, and we may not be able to compete successfully;
•
we operate in a low margin industry, which could increase the volatility of our results of operations;
•
we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•
our profitability is directly affected by cost inflation and deflation, commodity volatility, and other factors;
•
we do not have long-term contracts with certain customers;
•
group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•
changes in eating habits of consumers;
•
extreme weather conditions, including hurricane, earthquake and natural disaster damage;
•
volatility of fuel and other transportation costs;
•
our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•
our inability to increase our sales in the highest margin portion of our business;
•
changes in pricing practices of our suppliers;
•
our growth strategy may not achieve the anticipated results;
•
risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•
environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
•
our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
•
a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
•
the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;

•
adverse judgments or settlements or unexpected outcomes in legal proceedings;
•
negative media exposure and other events that damage our reputation;
•
impact of uncollectibility of accounts receivable;
•
increase in excise taxes or reduction in credit terms by taxing jurisdictions;
•
the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
•
risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
•
our ability to raise additional capital on commercially reasonable terms or at all; and
•
the following risks related to the Cheney Brothers Acquisition:
o
uncertainty as to the expected financial performance of the combined company as a result of the Cheney Brothers Acquisition;
o
the possibility that the expected synergies and value creation from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period;
o
the risk that unexpected costs will be incurred in connection with the integration of the Cheney Brothers Acquisition or that the integration of Cheney Brothers’ foodservice business will be more difficult or time consuming than expected;
o
the inability to retain key personnel;
o
disruption from the Cheney Brothers Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers, other business partners or regulators, making it more difficult to maintain business and operational relationships; and
o
the risk that, following the Cheney Brothers Acquisition, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023	Six Months Ended December 28, 2024	Six Months Ended December 30, 2023
Net sales	$15,638.2	$14,295.7	$31,053.7	$29,234.3
Cost of goods sold	13,810.4	12,697.6	27,461.7	25,973.3
Gross profit	1,827.8	1,598.1	3,592.0	3,261.0
Operating expenses	1,669.0	1,424.2	3,217.9	2,870.9
Operating profit	158.8	173.9	374.1	390.1
Other expense, net:
Interest expense, net	100.2	61.4	167.0	117.5
Other, net	1.9	0.8	3.5	(2.4)
Other expense, net	102.1	62.2	170.5	115.1
Income before taxes	56.7	111.7	203.6	275.0
Income tax expense	14.3	33.4	53.2	76.0
Net income	$42.4	$78.3	$150.4	$199.0
Weighted-average common shares outstanding:
Basic	154.6	154.2	154.6	154.5
Diluted	156.3	155.7	156.3	156.2
Earnings per common share:
Basic	$0.27	$0.51	$0.97	$1.29
Diluted	$0.27	$0.50	$0.96	$1.27

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of December 28, 2024	As of June 29, 2024
ASSETS
Current assets:
Cash	$10.7	$20.0
Accounts receivable, less allowances of $68.2 and $55.2	2,587.5	2,478.9
Inventories, net	3,928.0	3,314.7
Income taxes receivable	104.4	71.6
Prepaid expenses and other current assets	255.1	268.1
Total current assets	6,885.7	6,153.3
Goodwill	3,407.5	2,418.3
Other intangible assets, net	1,823.5	971.1
Property, plant and equipment, net	3,861.3	2,788.5
Operating lease right-of-use assets	943.8	875.5
Other assets	175.2	186.2
Total assets	$17,097.0	$13,392.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,916.1	$2,594.4
Accrued expenses and other current liabilities	910.8	908.3
Finance lease obligations-current installments	195.1	147.2
Operating lease obligations-current installments	105.4	108.2
Total current liabilities	4,127.4	3,758.1
Long-term debt	5,691.2	3,198.5
Deferred income tax liability, net	841.9	497.9
Finance lease obligations, excluding current installments	966.3	703.2
Operating lease obligations, excluding current installments	902.9	819.3
Other long-term liabilities	310.1	289.0
Total liabilities	12,839.8	9,266.0
Total shareholders’ equity	4,257.2	4,126.9
Total liabilities and shareholders’ equity	$17,097.0	$13,392.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six Months Ended December 28, 2024	Six Months Ended December 30, 2023
Cash flows from operating activities:
Net income	$150.4	$199.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	335.4	272.6
Provision for losses on accounts receivables	11.9	11.6
Change in LIFO Reserve	30.5	41.0
Other non-cash activities	13.8	5.8
Changes in operating assets and liabilities, net:
Accounts receivable	96.4	107.2
Inventories	(325.7)	32.7
Income taxes receivable	(25.7)	(20.7)
Prepaid expenses and other assets	48.5	(40.9)
Trade accounts payable and outstanding checks in excess of deposits	145.7	(46.9)
Accrued expenses and other liabilities	(102.2)	(7.4)
Net cash provided by operating activities	379.0	554.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(203.9)	(147.1)
Net cash paid for acquisitions	(2,535.5)	(308.1)
Proceeds from sale of property, plant and equipment and other	2.7	18.8
Net cash used in investing activities	(2,736.7)	(436.4)
Cash flows from financing activities:
Net borrowings under ABL Facility	1,499.9	39.0
Borrowing of Notes due 2032	1,000.0	—
Cash paid for debt issuance, extinguishment and modifications	(33.8)	—
Payments under finance lease obligations	(84.8)	(56.5)
Proceeds from exercise of stock options and employee stock purchase plan	18.2	1.1
Cash paid for shares withheld to cover taxes	(17.2)	(18.9)
Repurchases of common stock	(33.6)	(78.1)
Other financing activities	—	(0.3)
Net cash provided by (used in) financing activities	2,348.7	(113.7)
Net (decrease) increase in cash and restricted cash	(9.0)	3.9
Cash and restricted cash, beginning of period	27.7	20.0
Cash and restricted cash, end of period	$18.7	$23.9

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of December 28, 2024	As of June 29, 2024
Cash	$10.7	$20.0
Restricted cash(1)	8.0	7.7
Total cash and restricted cash	$18.7	$27.7

(1)	Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Six Months Ended December 28, 2024	Six Months Ended December 30, 2023
Cash paid during the year for:
Interest	$146.3	$122.3
Income tax payments net of refunds	84.1	109.0

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except per share data)	December 28, 2024	December 30, 2023	Change	%
Net income (GAAP)	$42.4	$78.3	$(35.9)	(45.8)
Interest expense, net	100.2	61.4	38.8	63.2
Income tax expense	14.3	33.4	(19.1)	(57.2)
Depreciation	114.1	86.3	27.8	32.2
Amortization of intangible assets	68.4	57.0	11.4	20.0
Change in LIFO reserve (A)	17.8	21.8	(4.0)	(18.3)
Stock-based compensation expense	11.7	11.0	0.7	6.4
(Gain) loss on fuel derivatives	(0.8)	1.8	(2.6)	(144.4)
Acquisition, integration & reorganization expenses (B)	51.3	3.9	47.4	1,215.4
Other adjustments (C)	3.6	(9.5)	13.1	137.9
Adjusted EBITDA (Non-GAAP)	$423.0	$345.4	$77.6	22.5

Diluted earnings per share (GAAP)	$0.27	$0.50	$(0.23)	(46.0)
Impact of amortization of intangible assets	0.44	0.36	0.08	22.2
Impact of change in LIFO reserve	0.11	0.14	(0.03)	(21.4)
Impact of stock-based compensation expense	0.08	0.07	0.01	14.3
Impact of (gain) loss on fuel derivatives	—	0.01	(0.01)	(100.0)
Impact of acquisition, integration & reorganization charges	0.33	0.03	0.30	1,000.0
Impact of other adjustment items	0.02	(0.06)	0.08	133.3
Tax impact of above adjustments	(0.27)	(0.15)	(0.12)	(80.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.98	$0.90	$0.08	8.9

A.
Includes a decrease in the last-in-first-out (“LIFO”) inventory reserve of $0.1 million for Foodservice and an increase of $17.9 million for Convenience for the second quarter of fiscal 2025 compared to a decrease of $1.1 million for Foodservice and an increase of $22.9 million for Convenience for the second quarter of fiscal 2024.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes an $8.1 million gain on the sale of a Foodservice warehouse facility for the three months ended December 30, 2023, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Six Months Ended
($ in millions, except per share data)	December 28, 2024	December 30, 2023	Change	%
Net income (GAAP)	$150.4	$199.0	$(48.6)	(24.4)
Interest expense, net	167.0	117.5	49.5	42.1
Income tax expense	53.2	76.0	(22.8)	(30.0)
Depreciation	211.5	170.1	41.4	24.3
Amortization of intangible assets	123.9	102.5	21.4	20.9
Change in LIFO reserve (A)	30.5	41.0	(10.5)	(25.6)
Stock-based compensation expense	23.0	21.7	1.3	6.0
Loss (gain) on fuel derivatives	0.6	(1.7)	2.3	135.3
Acquisition, integration & reorganization expenses (B)	70.4	13.7	56.7	413.9
Other adjustments (C)	4.4	(10.6)	15.0	141.5
Adjusted EBITDA (Non-GAAP)	$834.9	$729.2	$105.7	14.5

Diluted earnings per share (GAAP)	$0.96	$1.27	$(0.31)	(24.4)
Impact of amortization of intangible assets	0.79	0.66	0.13	19.7
Impact of change in LIFO reserve	0.20	0.26	(0.06)	(23.1)
Impact of stock-based compensation	0.15	0.14	0.01	7.1
Impact of loss (gain) on fuel derivatives	—	(0.01)	0.01	100.0
Impact of acquisition, integration & reorganization charges	0.45	0.09	0.36	400.0
Impact of other adjustment items	0.03	(0.06)	0.09	150.0
Tax impact of above adjustments	(0.45)	(0.30)	(0.15)	(50.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$2.13	$2.05	$0.08	3.9
A.
Includes increases in the LIFO inventory reserve of $0.8 million for Foodservice and $29.7 million for Convenience for the first six months of fiscal 2025 compared to increases of $0.6 million for Foodservice and $40.4 million for Convenience for the first six months of fiscal 2024.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes an $8.1 million gain on the sale of a Foodservice warehouse facility for the six months ended December 30, 2023, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

(In millions)	Six Months Ended December 28, 2024	Six Months Ended December 30, 2023
Net cash provided by operating activities (GAAP)	$379.0	$554.0
Purchases of property, plant and equipment	(203.9)	(147.1)
Free cash flow (Non-GAAP)	$175.1	$406.9

Segment Results

The Company has three reportable segments: Foodservice, Vistar, and Convenience. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and Segment Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	December 28, 2024	December 30, 2023	Change	%
Foodservice	$8,368.3	$7,079.3	$1,289.0	18.2
Vistar	1,234.6	1,201.9	32.7	2.7
Convenience	5,967.5	5,941.4	26.1	0.4
Corporate & All Other	240.2	227.7	12.5	5.5
Intersegment Eliminations	(172.4)	(154.6)	(17.8)	(11.5)
Total net sales	$15,638.2	$14,295.7	$1,342.5	9.4

	Six Months Ended
	December 28, 2024	December 30, 2023	Change	%
Foodservice	$16,060.4	$14,356.3	$1,704.1	11.9
Vistar	2,520.3	2,452.3	68.0	2.8
Convenience	12,331.2	12,278.4	52.8	0.4
Corporate & All Other	496.3	468.1	28.2	6.0
Intersegment Eliminations	(354.5)	(320.8)	(33.7)	(10.5)
Total net sales	$31,053.7	$29,234.3	$1,819.4	6.2

Segment Adjusted EBITDA

	Three Months Ended
	December 28, 2024	December 30, 2023	Change	%
Foodservice	$289.9	$224.1	$65.8	29.4
Vistar	93.9	93.6	0.3	0.3
Convenience	107.3	83.5	23.8	28.5
Corporate & All Other	(68.1)	(55.8)	(12.3)	(22.0)
Total Adjusted EBITDA	$423.0	$345.4	$77.6	22.5

	Six Months Ended
	December 28, 2024	December 30, 2023	Change	%
Foodservice	$569.9	$470.1	$99.8	21.2
Vistar	177.1	182.2	(5.1)	(2.8)
Convenience	212.6	178.2	34.4	19.3
Corporate & All Other	(124.7)	(101.3)	(23.4)	(23.1)
Total Adjusted EBITDA	$834.9	$729.2	$105.7	14.5